EXHIBIT C


                              CONFIRMING STATEMENT

     This Statement confirms that the undersigned, Robert Fetherstonhaugh, has authorized and designated each of Michel Boucher and Andrew Parsons, severally, to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Stake Technology Ltd. The authority of Michel Boucher and Andrew Parsons under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to his ownership of or transactions in securities of Stake Technology Ltd., unless earlier revoked in writing. The undersigned acknowledges that neither Michel Boucher nor Andrew Parsons is assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


Date: December 10, 2001                 /s/  Robert Fetherstonhaugh
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                                        Robert Fetherstonhaugh